Filed Pursuant to Rule 424(b)(3)

Registration No. 333-172792

Prospectus Supplement No. 6 to

Prospectus dated August 30, 2011

4,175,549 Shares of Common Stock

1,020,970 Warrants

CROSSROADS SYSTEMS, INC.

This prospectus supplement No. 6 supplements and amends our prospectus dated August 30, 2011 relating to 3,154,579 shares of our common stock, 1,020,970 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling security holders pursuant to this prospectus and 1,020,970 additional shares of common stock issuable upon exercise of the warrants for sale by our security holders from time to time.

You should read this prospectus supplement in conjunction with the prospectus dated August 30, 2011, prospectus supplement no. 1 dated January 31, 2012, prospectus supplement no. 2 dated May 1, 2012, prospectus supplement no. 3 dated August 2, 2012, prospectus supplement no. 4 dated September 14, 2012 and prospectus supplement no. 5 dated March 12, 2013, which should be delivered in conjunction with this prospectus supplement no. 6. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to the prospectus. This prospectus supplement no. 6 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus and prospectus supplement nos. 1, 2, 3, 4 and 5.

This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2013.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of our prospectus dated August 30, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 4, 2013

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 North Mo-Pac Expressway Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (512) 349-0300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 29, 2013, the registrant received a letter (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying the registrant that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. Since the registrant’s Form 10-K for the year ended October 31, 2012, filed with the Securities and Exchange Commission on January 25, 2013, reported that as of October 31, 2012 its stockholders’ equity was $1,997,000, and as of January 28, 2013 the registrant does not meet the alternatives of market value of listed securities or net income from continuing operations, the registrant no longer complies with the Nasdaq Listing Rules.

The Notice does not result in the immediate delisting of the registrant’s common stock from the Nasdaq Capital Market. Rather, under the Nasdaq Listing Rules, the registrant has 45 calendar days from the date of the Notice to submit to Nasdaq a plan to regain compliance. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice for the registrant to evidence compliance.

If the registrant submits a plan, Nasdaq will determine whether to accept the plan, considering such criteria as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the registrant’s past compliance history, the reasons for the registrant’s current non-compliance, other corporate events that may occur within the review period, the registrant’s overall financial condition and the registrant’s public disclosures. If Nasdaq does not accept the plan, the registrant will have the opportunity to appeal that decision to a Hearings Panel.

The registrant is presently evaluating various courses of action to regain compliance and intends to submit a plan to Nasdaq to regain compliance with the Nasdaq Listing Rules. However, there can be no assurance that the registrant will be able to regain compliance with Nasdaq Listing Rule 5550(b)(1) or the other compliance alternatives under Nasdaq Listing Rule 5550(b).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2013	CROSSROADS SYSTEMS, INC.

	By:	/s/ Jennifer Crane
Jennifer Crane
Chief Financial Officer